Exhibit 3.9

AMENDMENT NO. 4 TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

THIS AMENDMENT NO. 4 TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P. (this “Amendment”), dated as of [            ], 2006, is entered into and effectuated by Penn Virginia Resource GP, LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Sections 5.6 and 13.1 of the First Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., dated as of October 30, 2001, as amended as of December 19, 2002, March 19, 2003 and December 8, 2003 (as so amended, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner in its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner (subject to the provisions of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the General Partner has determined that the issuance of the Class B Units provided for in this Amendment is permitted by Section 5.7 of the Partnership Agreement;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, the Partnership has entered into a Units Purchase Agreement, dated as of [            ], 2006 between the Partnership and Penn Virginia GP Holdings, L.P. (“PVG”), as the purchaser (the “Units Purchase Agreement”);

WHEREAS, the Units Purchase Agreement obligates the Partnership to issue limited partner interests to be designated as Class B Units having the terms, including rights to distributions or in liquidation, as set forth in this Amendment;

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the creation of the new class of Partnership Securities provided for in this Amendment (the “Class B Units”) and (ii) the conversion of the Class B Units into Common Units in accordance with the terms described herein and (iii) such other matters as are provided herein; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments set forth herein are necessary and advisable in connection with the authorization of the issuance of the Class B Units.

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

1.	Section 1.1 is hereby amended to add the following definitions:

“Class B Unit” has the meaning assigned to such term in Section 5.12(a).

“Conversion Approval Date” has the meaning assigned to such term in Section 5.12(g).

“Conversion Approval Termination Date” has the meaning assigned to such term in Section 5.12(i).

“Conversion Proposal” has the meaning assigned to such term in Section 5.12(g).

“Conversion Request Date” means the date on which there is a meeting of holders of Common Units called for the purpose of approving a Conversion Proposal.

“Distribution Increase Day” has the meaning assigned to such term in Section 5.12(h).

“Excess Payment” has the meaning assigned to such term in Section 5.12(h)(iv).

“Purchase Date” means the closing date under the Units Purchase Agreement.

“PVG” means Penn Virginia GP Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Units Purchase Agreement” means the Units Purchase Agreement dated [            ], 2006 between the Partnership and PVG.

2.	Section 5.12 is hereby amended and restated in its entirety as follows:

Section 5.12 Establishment of Class B Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class B Units” and consisting of a total of 3,604,938 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.

(b) Allocations. For the period beginning with the Purchase Date up to and including the date that is one year from the Purchase Date, Section 6.1, which provides for the allocation of the items of Partnership income, gain, loss, deduction and credit, shall be applied to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

(c) Distributions. For the period beginning with the Purchase Date up to and including the date that is one year from the Purchase Date, the Class B Units shall have the right to share in Partnership distributions and shall have rights upon dissolution of the Partnership, including the right to share in any distributions upon dissolution of the Partnership, in each case to the same extent as if such Class B Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

(d) Conversion Only Upon Approval of Conversion Proposal. The Class B Units will not have the privilege of conversion as set forth in Section 5.8 of the Partnership Agreement and Section 5.8 shall not apply to the Class B Units; rather, the Class B Units will be converted only by approval of a Conversion Proposal pursuant to the provisions of Section 5.12(g) or the occurrence of the Conversion Approval Termination Date pursuant to Section 5.12(i) hereof. A Class B Unit that has converted into a Common

Unit shall be subject to the provisions of Section 6.7(b) of the Partnership Agreement as if the Class B Unit was a Subordinated Unit.

(e) Voting Rights. Subject to Section 13.3(a), the Class B Units will have voting rights that are identical to the voting rights of the Common Units and will vote with the Common Units as a single class, so that each Class B Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote and each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class B Units voting as a single class; provided, however, that the Class B Units will not be entitled to vote upon any Conversion Proposal submitted to the Partnership’s securityholders pursuant to Section 5.12(g) hereof for a vote or consent.

(f) Certificates. The Class B Units will be evidenced by one or more Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. Certificates evidencing Class B Units shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which the Class B Units are converted into Common Units pursuant to the terms of Section 5.12(g).

(g) Vote of Holders of Partnership Securities After Issuance of Class B Units. The Partnership shall, as promptly as practicable following the issuance of any Class B Units, take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders a proposal to change the terms of the Class B Units to provide that each Class B Unit will automatically convert into one Common Unit (a “Conversion Proposal”) (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units), effective upon approval of the Conversion Proposal in accordance with the following sentence, and in the event that such approval is not obtained upon the solicitation of such vote or consent, the Partnership shall take such action as may be necessary or appropriate to resubmit to a vote or consent of its securityholders the approval of such change in the terms of the Class B Units until such approval is obtained, provided that the Partnership shall not be obligated to resubmit such matter for approval more than once in any 12-month period. The vote or consent required for approval of the Conversion Proposal will be the requisite vote required under the Partnership Agreement and under the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules. Upon receipt of a Conversion Approval (the “Conversion Approval Date”), each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units).

(h) Amendment of Terms of Class B Units in Certain Events. If on the Conversion Request Date the Partnership’s securityholders do not approve a change in the terms of the Class B Units to provide that they are convertible as provided in Section 5.12(g) hereof by the requisite vote of the Partnership’s securityholders occurring on or before, or occurring after provided that the matter has been submitted for approval of the securityholders in documents filed with the Securities and Exchange Commission prior to, the date that is 12 months following the date of the closing of the transactions contemplated by the Units Purchase Agreement, then, effective as of the next succeeding day that follows such 12 months (the “Distribution Increase Day”) and continuing until the earlier to occur of the (a) Conversion Approval Date or (b) Conversion Approval Termination Date (as defined below), Sections 5.12(b) and 5.12(c) hereof shall not apply to the Class B Units and automatically and without further action, the following provisions shall be applied to the Class B Units:

(i) Allocations After the Distribution Increase Day. During the period from the Distribution Increase Day until the earlier to occur of the (a) Conversion Approval Date or (b) Conversion Approval Termination Date, subject to the provisions of Section 6.1(d)(iii)(A), all allocations of items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units based on 115% of that which would be allocated to the Common Units so that the amount thereof allocated to each Class B Unit will be 115% of the amount thereof allocated to each Common Unit, and the allocations to Class B Units shall have the same order of priority relative to allocations on the Subordinated Units, as if such Class B Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

(ii) Distributions After the Distribution Increase Day. During the period from the Distribution Increase Day until the earlier to occur of the (a) Conversion Approval Date or (b) Conversion Approval Termination Date, the Class B Units shall have the right to share in Partnership distributions based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit, and the right of holders of Class B Units to receive distributions shall have the same order of priority relative to distributions on the Subordinated Units, as if such Class B Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

(iii) Rights Upon Dissolution and Liquidation. During the period from the Distribution Increase Day until the earlier to occur of the (a) Conversion Approval Date or (b) Conversion Approval Termination Date, the Class B Units shall have rights upon dissolution of the Partnership, including the right to share in any distributions upon dissolution of the Partnership, that are based on 115% of the distributions upon dissolution of the Partnership that would be made to the Common Units so that the amount of any liquidating distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit, and the rights of the Class B Units upon dissolution of the Partnership shall have the same order of priority relative to the rights of the Subordinated Units, as if such Class B Units were Subordinated Units that were then Outstanding and the Subordination Period had not ended.

(iv) Excess Payment. Concurrently with the distribution made in accordance with Section 6.3(a) of the Partnership Agreement of Available Cash first occurring after the Distribution Increase Day, with respect to the Quarter in which the conversion of the Class B Units is effected in accordance with the terms hereof, a distribution shall be paid to each holder of record of the Class B Units as of the effective date of such conversion, with the amount of such distribution for each Outstanding Class B Unit to be equal to the product of (a) 115% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (i) the numerator is the number of days in such Quarter up to but excluding the date of such conversion, and (ii) the denominator is the total number of days in such Quarter (the foregoing amount being referred to as an “Excess Payment”). For the taxable year in which an Excess Payment is made, each holder of a Class B Unit shall be allocated items of gross income with respect to such taxable year in an amount equal to the Excess Payment distributed to it.

(i) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of securityholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in Section 5.12(g) hereof (the date on which either (i) or (ii) above occurs being referred to herein as the “Conversion Approval Termination Date”), then, unless the Conversion Approval Date has already occurred, each Outstanding Class B Unit will automatically convert (without further action or any vote of any securityholders) into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding.

(j) Surrender of Certificates. Upon receipt of the approval of the holders of the Common Units to convert the Class B Units into Common Units in accordance with Section 5.12(g) or 5.12(i) hereof, the

General Partner shall give the holders of the Class B Units prompt notice of such approval or change and each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.12(g) or Section 5.12(i) hereof, as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

B.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.	Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

D.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

PENN VIRGINIA RESOURCE GP, LLC, as General Partner

By:
	Name:	Nancy M. Snyder
	Title:	Vice President

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